CytRx Reports 2011 Financial Results

–Multiple inflection points with oncology clinical programs expected in 2012 –

–Data from International Phase 1b/2 Study with INNO-206 to be Presented at June 2012 ASCO Meeting –

LOS ANGELES (March 13, 2012) – CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical company specializing in oncology, today reported financial results for the 12 months ended December 31, 2011, and provided a business update.

“We are on track to report important progress this year with our oncology clinical programs,” said President and Chief Executive Officer Steven A. Kriegsman. “With INNO-206, our tumor-targeting conjugate of the widely used chemotherapeutic agent doxorubicin, we are completing our Phase 1b/2 clinical trial in patients with solid tumors, primarily soft tissue sarcomas (STS), who have failed multiple treatments. We reported favorable initial data from a group of trial patients late last year and the majority of trial results will be presented by a premier soft tissue sarcoma expert at the American Society of Clinical Oncology (ASCO) meeting in early June.

“We continue recruiting patients in our international Phase 2b clinical trial with INNO-206 as a first-line treatment for patients with soft tissue sarcoma. This trial will provide the first direct clinical trial comparison of INNO-206 with native doxorubicin, which is dose-limited due to toxicity, as a first-line therapy. We also plan in April to initiate an important Phase 2 clinical trial with INNO-206 as a therapeutic treatment for an undisclosed solid tumor indication.

“Subject to the data from the Phase Ib/2 clinical trial, and because there is no currently approved second-line therapy for treating patients with advanced-stage sarcoma, we plan to meet with the FDA later this year about conducting a pivotal Phase 3 clinical trial with INNO-206 as a second-line treatment for STS. Should we move forward with that trial, it potentially would be the final clinical testing necessary prior to commercialization of INNO-206 as a second-line treatment for soft tissue sarcoma.

“With tamibarotene, we have significantly increased the number of clinical sites to accelerate enrollment completion in our international Phase 2b clinical trial in advanced non-small cell lung cancer. This difficult-to-treat cancer is responsible for more deaths than breast, prostate and ovarian cancers combined,” he added.

“We are pleased to report that we believe our current financial resources are sufficient to fund our current operations for the foreseeable future,” said Mr. Kriegsman.  “Additionally, we have requested a hearing with the NASDAQ Stock Market and look forward to presenting our strategy to regain compliance with the continued listing requirements to maintain our listing on the NASDAQ Capital Market.”

The following reflects the current status of CytRx’s clinical trial programs:

Product candidate	Indication(s)	Stage of Development

INNO-206	Soft tissue sarcomas	Phase 1b/2
Phase 2b
	Undisclosed solid tumor indication	Phase 2 (initiated in 2Q12)
Tamibarotene	Non-small-cell lung cancer	Phase 2b
	APL (acute promyelocytic leukemia)	Phase 2
Bafetinib	B-CLL (B-cell chronic lymphocytic leukemia)	Phase 2

Full Year 2011 Financial Results

Net loss for the year ended December 31, 2011 was $14.4 million, or $0.11 per share, which included a recognized gain of $7.9 million on the valuation of warrant derivative liability. This compares with net income for the year ended December 31, 2010 of $0.4 million, or $0.00 per diluted share, which included a gain of $15.8 million on the sale of common stock in RXi Pharmaceuticals Corporation and a recognized gain of $0.9 million on the valuation of warrant derivative liability.

Research and development (R&D) expenses were $15.5 million for 2011, compared with $8.5 million for 2010. The increase in R&D expenses was due to the initiation of a Phase 1b/2 clinical trial with INNO-206 in solid tumors, the initiation of a Phase 2b clinical trial with INNO-206 in patients with soft tissue sarcomas and the expansion of the number of clinical sites in the Phase 2 trial with tamibarotene in patients with non-small cell lung cancer.

General and administrative (G&A) expenses were $7.3 million for 2011, and included $0.9 million in employee stock option expense, compared with G&A expenses of $8.2 million for 2010, which included $0.8 million in employee stock option expense.  The decrease in 2011 G&A expenses was due partially to a reduction in management bonuses and professional fees.

CytRx reported cash, cash equivalents and marketable securities totaling $36.0 million as of December 31, 2011, which included net proceeds of approximately $18.9 million from an underwritten public offering that closed August 1, 2011.

About CytRx Corporation

CytRx Corporation is a biopharmaceutical research and development company specializing in oncology. The CytRx oncology pipeline includes three programs in clinical development for cancer indications: INNO-206, tamibarotene and bafetinib. With its tumor-targeted doxorubicin conjugate INNO-206, CytRx has initiated an international Phase 2b clinical trial as a treatment for soft tissue sarcomas, is completing its ongoing Phase 1b/2 clinical trial primarily in the same indication, and plans to initiate a Phase 2 trial for an undisclosed solid tumor indication in the first half of 2012. CytRx's pipeline also includes tamibarotene, which it is testing in a double-blind, placebo-controlled, international Phase 2b clinical trial in patients with non-small-cell lung cancer, and which is in a clinical trial as a treatment for acute promyelocytic leukemia (APL). The Company is evaluating bafetinib in the ENABLE Phase 2 clinical trial in high-risk B-cell chronic lymphocytic leukemia (B-CLL), and plans to seek a partner for further development of bafetinib. For more information about the Company, visit www.cytrx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks relating to the outcome, timing and results of CytRx's clinical trials, including the Phase 1b/2 clinical trial with INNO-206 in patients with advanced solid tumors, the international Phase 2b clinical trial with INNO-206 in patients with soft tissue sarcomas and the Phase 2b clinical trial with tamibarotene in patients with non-small-cell lung cancer, risks related to the ability to obtain regulatory approval for any future clinical testing of INNO-206, tamibarotene or bafetinib, uncertainties regarding whether, based on the INNO-206 Phase 1b/2 data and consultations with the FDA, CytRx will be conduct a Phase 3 clinical trial with INNO-206 as a second-line treatment for STS, the scope of clinical testing that may be required by regulatory authorities and the timing and outcome of further clinical trials, the risk that any future human testing of INNO-206, tamibarotene or bafetinib might not produce results similar to those seen in past human or animal testing, risks related to the Company’s ability to maintain its listing on the NASDAQ Capital Market, risks related to CytRx's ability to manufacture its drug candidates in a timely fashion, cost-effectively or in commercial quantities in compliance with stringent regulatory requirements, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and development efforts, including any future clinical development of INNO-206, tamibarotene or bafetinib, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

[Financial tables to follow]

CYTRX CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$17,988,590	$6,324,430
Marketable securities	18,057,672	20,567,861
Proceeds from sale of RXi	—	6,938,603
Receivable	175,704	259,006
Income taxes recoverable	—	519,158
Interest receivable	41,275	117,624
Prepaid expenses and other current assets	1,017,799	1,247,145
Total current assets	37,281,040	35,973,827
Equipment and furnishings, net	266,335	319,191
Goodwill	183,780	183,780
Other assets	123,268	220,292
Total assets	$37,854,423	$36,697,090
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,074,463	$1,027,924
Accrued expenses and other current liabilities	4,786,956	2,663,910
Warrant liabilities	6,738,934	2,437,281
Total current liabilities	13,600,353	6,129,115
Commitment and contingencies
Stockholders’ equity:
Preferred Stock, $.01 par value, 5,000,000 shares authorized, including 25,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $.001 par value, 250,000,000 shares authorized; 149,060,885 and 109,840,445 shares issued and outstanding at December 31, 2011 and 2010, respectively	149,057	109,840
Additional paid-in capital	237,324,545	229,253,122
Treasury stock, at cost (633,816 shares held at December 31, 2011 and 2010)	(2,279,238)	(2,279,238)
Accumulated deficit	(210,940,294)	(196,515,749)
Total stockholders’ equity	24,254,070	30,567,975
Total liabilities and stockholders’ equity	$37,854,423	$36,697,090

CYTRX CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2011	2010
Revenue:
Service revenue	$—	$—
Licensing revenue	250,000	100,000
	250,000	100,000
Expenses:
Research and development	15,491,301	8,506,937
General and administrative	7,317,169	8,235,993
Depreciation and amortization	95,517	107,666
	22,903,987	16,850,596
Loss before other income	(22,653,987)	(16,750,596)
Other income:
Interest and dividend income	207,217	303,592
Other income, net	205,194	95,827
Gain on warrant derivative liability	7,915,027	933,420
Gain on sale of affiliate’s shares - RXi Pharmaceutical	—	15,826,217

Net (loss) profit before provision for income taxes	(14,326,549)	408,460
Income tax benefit (expense)	(97,996)	—
Net (loss) profit	$(14,424,545)	$408,460
Basic and diluted (loss) profit per share	$(0.11)	$0.00
Basic weighted average shares outstanding	125,551,261	109,484,492
Diluted weighted average shares outstanding	125,551,261	111,442,278

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For Additional Information:
Legend Securities, Inc.
Thomas Wagner
800-385-5790 x152
718-233-2600 x152
twagner@legendsecuritiesinc.com